EXHIBIT 2.3

                                ESCROW AGREEMENT

     This ESCROW AGREEMENT (this "Agreement") is made and entered into as of the day of March, 2000, by and among ACCENT ACQUISITIONS I, CO., a Georgia corporation ("Buyer") and PARADIGM MORTGAGE ASSOCIATES, INC. ("Paradigm") and KUTAK ROCK LLP ("Escrow Agent").

                                   WITNESSETH:

     WHEREAS, Paradigm Mortgage Associates, Inc. ("Paradigm"), the principal shareholders of Paradigm (the "Shareholders") and Buyer have entered into an Asset Purchase Agreement dated as of the date hereof (the "Purchase Agreement") relating to the purchase by Buyer of certain assets utilized by Paradigm in connection with its mortgage lending business;

     WHEREAS, pursuant to Section 8.01 of the Purchase Agreement, Paradigm is required to deposit into escrow 400,000 shares of common stock of Lahaina Acquisitions, Inc., Buyer's parent company ("Lahaina") (the "Escrowed Shares"), which amount shall be available to satisfy claims by Buyer for indemnification against Paradigm and the Shareholders pursuant to Section 8.01 of the Purchase Agreement and for the failure of the branch offices of Paradigm purchased by Buyer to satisfy certain performance criteria;

     WHEREAS, the parties hereto wish to specify the terms and conditions for the release of the Escrowed Shares.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties agree as follows:

     1. Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed below:

          (a) "Escrow Funds" shall mean any cash dividends paid on Escrow Shares held in escrow hereunder and any funds received for the sale of the Escrow Shares as provided in Section 6(c) hereof.

          (b) "Escrow Shares" shall mean (i) 400,000 shares of common stock of Lahaina deposited in escrow as provided in Section 2 together with all rights associated with such shares, plus all shares or other securities or property (other than cash) paid as a dividend on or issued or distributed in respect of such deposited shares, and any shares or other securities into which such deposited shares may be changed or for which they may be exchanged pursuant to any stock split, dividend, combination, reclassification or other corporate action of Lahaina affecting shares of common stock of Lahaina generally and (ii) the Escrow Funds.

          (c) "Indemnity Obligations" shall mean the indemnity obligations of Paradigm and the Shareholders as set forth in Section 8.01(a) of the Purchase Agreement.

          (d) "Performance Obligations" shall mean the performance criteria established by Buyer for the branch offices of Paradigm purchased by Buyer as set forth in Section 8.01(b) of the Purchase Agreement.

          (e) "Transition Obligations" shall mean the obligation of Paradigm and the Shareholders to pay for certain transition costs associated with integrating, assimilating and consolidating the assets purchased by the Buyer within its business operations as set forth in Section 8.01(c) of the Purchase Agreement.

          (f) "Share Value" shall mean the average closing price of shares of common stock of Lahaina as quoted on the OTC Bulletin Board for the previous ten (10) consecutive trading days.

     2. Deposit of Escrow Shares. Concurrently with the execution of this Agreement, Paradigm has deposited in escrow with the Escrow Agent the Escrow Shares together with appropriate stock powers with signatures guaranteed, the receipt of which is hereby acknowledged by the Escrow Agent. The Escrow Agent agrees to hold and release the Escrow Shares pursuant to the terms and conditions of this Agreement. The parties hereby agree that 250,000 shares of the Escrow Shares shall be segregated to pay for Indemnity Obligations and Performance Obligations, and the remaining 150,000 shares of the Escrow Shares shall be segregated to pay for Transition Obligations. At the end of the first year of this Agreement, the Escrow Agent shall retain only 150,000 shares in escrow and shall release from escrow that amount of shares which exceeds 150,000 shares. The parties hereby acknowledge and agree that any shares remaining in escrow after the first year of this Agreement shall only be used to satisfy Indemnity Obligations.

     3. Term. The term of this Agreement shall be for a period of two (2) years commencing upon the date of the execution of this Agreement.

     4. Release of Escrow Shares.

          (a) Notice of Indemnification Claim, Performance Claim or Reimbursement of Transition Costs. In the event of a claim by Buyer which is subject to indemnification pursuant to Section 8.01(a) of the Purchase Agreement, a claim by Buyer under the performance guarantee pursuant to
     Section 8.01(b) of the Purchase Agreement or a claim by Buyer for the reimbursement of transition costs pursuant to Section 8.01(c) of the Purchase Agreement, Buyer may, from time to time, give notice ("Buyer's Notice") to the Escrow Agent that Buyer is entitled to receive all or any portion of the Escrow Shares and/or Escrow Funds and shall simultaneously give a copy of the Buyer's Notice to Paradigm. The Buyer's Notice shall state the basis of Buyer's claim and (to the extent reasonably determinable) the amount thereof. If the Buyer's Notice is given on or before the first anniversary of this Agreement for Performance Obligations and Transition Obligations and on or before the expiration of this Agreement for Indemnity Obligations and the Escrow Agent does not receive, within ten (10) business days after the Buyer's Notice was provided to Paradigm, a notice from Paradigm ("Paradigm's Notice") stating that a dispute ("Escrow Dispute") exists relating to the Buyer's Notice and the reasons therefor, the Escrow Agent shall immediately upon the expiration of such ten (10) business day period deliver to Buyer Escrow Shares with a Share Value as of the date of the Buyer's Notice equal to the amount stated in the Buyer's Notice. Notwithstanding the foregoing, Buyer and Paradigm acknowledge and agree that Buyer may not make any claim for Performance Obligations or Transition Obligations after the first anniversary of this Agreement.

          (b) Escrow Dispute. If the Escrow Agent receives Paradigm's Notice with such ten (10) business day period, the Escrow Agent shall notify Buyer to that effect (the "Escrow Agent's Notice"), and the parties shall attempt to resolve the Escrow Dispute amicably with a period of thirty (30) days from Buyer's receipt of the Escrow Agent's Notice. If Buyer and Paradigm are unable to resolve the Escrow Dispute within such thirty (30) day period, the Escrow Dispute may at any time be submitted by any party hereto to arbitration as provided in Section 4(c) below which shall be the sole and exclusive method for resolving and remedying Escrow Disputes.

          (c) Arbitration.

               (i) In the event that the Escrow Dispute is not resolved by the parties with such thirty (30) day period, either party may submit the Escrow Dispute to arbitration by delivering to each other party involved therein a notice of arbitration (a "Notice of Arbitration"). Such Notice of Arbitration shall specify the matters as to which arbitration is sought, the nature of the Escrow Dispute, the claims of each party to the arbitration and shall specify the amount, the nature of such claims and any other matters required by the Commercial Arbitration Rules of the American Arbitration Association in effect from time to time to be included therein, if any.

               (ii) Buyer and Paradigm each shall select one arbitrator (the arbitrators so selected shall be referred to herein as the "Buyer's Arbitrator" and the "Paradigm's Arbitrator," respectively). The Buyer's Arbitrator and the Paradigm's Arbitrator shall select a third independent, neutral arbitrator expert in the subject mater of the dispute, and the three arbitrators so selected shall resolve the matter according to the procedures set forth in this Section 4(c).

               (iii) The arbitration shall be conducted in ______________  under the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time, except as modified by the agreement of all of the parties to this Agreement. The arbitrators shall so conduct the arbitration that a final result, determination, finding, judgment and/or award (the "Final Determination") is made or rendered as soon as practicable, but in no event later than thirty
          (30) days after the delivery of the Notice of Arbitration not later than ten (10) calendar days following completion of the arbitration. The Final Determination must be agreed upon and signed by the sole arbitrator or by at least two of the three arbitrators (as the case may be). The Final Determination shall be final and binding on all parties and there shall be no appeal from or reexamination of the Final Determination, except for fraud, perjury, evident partiality or misconduct by an arbitrator prejudicing the rights of any party and to correct manifest clerical errors. The parties may enforce any Final Determination in any state or federal court located in _____________. For the purpose of any action or proceeding instituted with respect to any Final Determination, each party hereto hereby irrevocably submits to the jurisdiction of such courts, irrevocably consents to the service of process by registered mail or personal service and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have as to personal jurisdiction, the laying of the venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in any court has been brought in an inconvenient form.

     5. Release of Escrow Shares. Within five (5) business days from the expiration of this Agreement, the Escrow Agent shall deliver all of the remaining Escrow Shares and Escrow Funds, if any, to Paradigm less any amounts which are subject of a Buyer's Notice delivered prior to the expiration of this Agreement which is being disputed by Paradigm pursuant to Section 4 of this Agreement. Any shares which are the subject of a Buyer's Notice and held by the Escrow Agent after the expiration of this Agreement shall be released by the Escrow Agent in accordance with the agreement of the parties or the arbitrator's award, as applicable.

     6. Voting Rights and Distributions; Conversions of Escrow Shares.

          (a) Voting Rights of Escrow Shares. All voting rights with respect to the Escrow Shares may be exercised by Paradigm, and the Escrow Agent shall from time to time upon written request execute and deliver to Paradigm such proxies, consents or other documents as may be necessary to enable Paradigm to exercise such rights.

          (b) Distributions on Escrow Shares. All cash and non-cash dividends and other distributions paid or made with respect to or on the Escrow Shares, including, without limitation, all shares or other securities or property paid as a dividend on or issued or distributed in respect of such Escrow Shares, shall be received by the Escrow Agent, pending disbursement or distribution thereof in accordance with this Agreement.

          (c) Conversion of Escrow Shares. After the first anniversary of this Agreement, the Escrow Agent shall be entitled, upon the written direction of Paradigm, to effect the sale, for cash, of any or all of the Escrow Shares in market transactions with unrelated third parties at market prices reflecting arm's-length negotiation, provided that (i) all proceeds of any such sale of Escrow Shares are held as Escrow Funds, pending disbursement or distribution thereof in accordance with this Agreement, (ii) Paradigm demonstrates to the satisfaction of Lahaina (or its counsel) that such sale will be effected in compliance with all applicable federal and state securities laws and (iii) the proceeds received from such sale of Escrow Shares equals or exceeds $____ per share. All Escrow Funds may be invested exclusively in short term investment grade debt securities or cash or cash equivalents, or a Money Market Fund, or a demand deposit or time deposit with the Escrow Agent as Paradigm shall direct in writing with respect to the Escrow Funds and any interest or increase received in respect of any investment will be held as Escrow Funds pending disbursement or distribution thereof in accordance with this Agreement. The Escrow Agent in its capacity as escrow agent hereunder shall not have any liability for any loss sustained as a result of any investment prior to its maturity of for the failure of the parties to give the Escrow Agent instructions to invest or reinvest the Escrow Fund or any earnings thereon. Except to the extent otherwise contemplated by this Agreement, Paradigm shall, at all times, beneficially own all Escrow Funds on deposit with the Escrow Agent. Paradigm shall not pledge, encumber or permit the imposition of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature on, the Escrow Funds or any rights of the Shareholder in, to, or under the Escrow Funds or this Agreement in any manner whatsoever.

     7. Assessments on Escrow Shares and Escrow Funds. Paradigm shall be liable for, and shall from time to time when due and payable, pay and discharge all taxes, assessments and governmental charges, including, without limitation, income taxes assessed on dividends and distributions on the Escrow Shares and Escrow Funds or any sale or other disposition of any Escrow Shares, imposed on the Escrow Shares and Escrow Funds or on any cash, securities or other property then held in escrow hereunder or on any dividends or interest or other income arising therefrom payable to Paradigm under this Agreement. If the Escrow Agent is obligated to withhold any amount of any cash dividend or cash distribution or sale proceeds, interest thereon or other amount for payment of taxes due and payable by Paradigm, then upon five (5) business days' notice from the Escrow Agent, Paradigm will promptly pay that amount to the Escrow Agent or deposit an equal amount of funds in the Escrow Fund.

     8. Exculpation of Escrow Agent. The Escrow Agent shall have no duties or responsibilities except for those set forth herein (and required by applicable law). The Escrow Agent shall have not liability whatsoever for the performance of any duties imposed upon the Escrow Agent under this Agreement or for any action or failure to act by the Escrow Agent hereunder. The Escrow Agent shall not be responsible for the acts or omissions of any other parties hereto. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The Escrow Agent may rely and/or act upon any instrument or document believed by the Escrow Agent in good faith to be genuine and to be executed and delivered by the proper person or party, and may assume in good faith the authenticity, validity and effectiveness thereof and shall not be obligated to make any investigation or determination as to the truth or accuracy of any information contained therein. In the event of any dispute between Buyer and Paradigm, Buyer and Paradigm shall pay, on demand, reasonable attorneys' fees and other reasonable costs and expenses incurred by the Escrow Agent in respect thereof. Buyer and Paradigm shall be jointly and severally liable for such fees, costs and expenses, but, as between themselves, such fees, costs and expenses shall be paid by the party losing such dispute.

     9. Indemnification of Escrow Agent. In consideration of its acceptance of the appointment as Escrow Agent, the other parties hereto, jointly and severally, agree to indemnify, defend and hold harmless the Escrow Agent from any against any and all liability incurred by Escrow Agent to any person or entity by reason of its having accepted the Escrow Shares or in carrying out the terms hereof, and to reimburse the Escrow Agent for all of its reasonable expenses (including attorneys' fees and expenses) incurred by reason of its position hereunder or actions taken pursuant hereto.

     10. Miscellaneous.

          (a) Notices. Any notice or other communication required or permitted to be given to the parties hereto shall be in writing and shall be deemed to have been given if personally delivered, the next business day if delivered by reputable overnight courier service or three (3) days after mailing by certified or registered mail, return receipt requested, first class postage prepaid, addressed as follows (or at such other address as the addressed party may have substituted by notice pursuant to this Section 10(a)):

               If to Buyer:

               Accent Acquisitions I, Co.
               Suite 220
               5895 Windward Pkwy.
               Alpharetta, Georgia 30005
               Attn:  L. Scott Demerau

               If to Paradigm:

               7845 Baymeadows Way
               Jacksonsville, Florida 32256
               Attn:  C.W. Robert Harrell

               If to Escrow Agent:

               Kutak Rock LLP
               225 Peachtree Street, N.E.
               Suite 2100
               Atlanta, Georgia  30303
               Attn:  Robert E. Altenbach, Esq.

          (b) Amendment. The provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all the parties hereto.

          (c) Successor to Escrow Agent. If Escrow Agent is for any reason unwilling or unable to serve as Escrow Agent during the term of this Agreement, Escrow Agent may resign as Escrow Agent by giving at least thirty (30) days prior written notice to the Buyer and Paradigm, such resignation to be effective thirty (30) days following the date such notice is given. In addition, Buyer and Paradigm may jointly remove the Escrow Agent as escrow agent at any time with or without cause, by an instrument (which may be executed in counterparts) given to the Escrow Agent, which instrument shall designate the effective date of such removal. In the event of any such resignation or removal, a successor escrow agent who is not affiliated with the Buyer shall be appointed by the Buyer with the approval of Paradigm, which approval shall not be unreasonably withheld.

          (d) Interpretation. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions,  claims  or  demands  from any
     party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by all of the other parties hereto or by an order of an arbitrator as provided in Section 4(c) hereof. The validity, construction, interpretation and enforcement of this Agreement shall be determined and governed by the laws of the State of Georgia.

          (e) Remedies. The rights and remedies of the parties under this Agreement and the Purchase Agreement are cumulative and not exclusive of any rights, remedies, powers and privilege that may otherwise be available to the parties hereto.

          (f) Counterparts. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one agreement.

          (g) Assignment. No party may, without the prior express written consent of each other party, assign this Escrow Agreement in whole or in part. This Escrow Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties.

          (i) Waivers. Any waiver by any party by any party of any violation of, breach of or default under any provision of this Agreement, by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement or the Purchase Agreement.

          (j) Third Parties. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person or entity other than Buyer, Paradigm and the Escrow Agent any rights or remedies under or by reason of this Agreement.

                  [Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the parties have signed this Escrow Agreement on the day and year first above written.

                                           BUYER:
                                           ACCENT ACQUISITIONS I, CO.

                                           By: /s/ L. Scott Demerau
                                              ----------------------------------
                                           Name: L. Scott Demerau
                                          Title: President


                                           PARADIGM:
                                           PARADIGM MORTGAGE ASSOCIATES, INC.

                                           By: /s/ C.W. Robert Harrell
                                              ----------------------------------
                                           Name: C. W. Robert Harrell
                                          Title: Chairman - CEO


                                           ESCROW AGENT:
                                           KUTAK ROCK LLP

                                           By: /s/Robert E. Altenbach
                                              ----------------------------------
                                           Name: Robert E. Altenbach
                                          Title: Partner